Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports included herein dated September 30, 2013 and August 23, 2012 with respect to the financial statements of SKBA ValuePlus Collective Fund, one of the separate collective investment trusts constituting the Convergent Capital Institutional Master Trust, as of June 30, 2013 and May 31, 2012, respectively, in the Registration Statement (No. 811-22842).

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 27, 2013